Exhibit 10.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT, dated as of July 1, 2015 (this “Agreement”), is by and among GREEN PLAINS PARTNERS LP, a Delaware limited partnership (the “Partnership”), GREEN PLAINS HOLDINGS LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), GREEN PLAINS INC., an Iowa corporation (“Green Plains”), GREEN PLAINS OPERATING COMPANY LLC, a Delaware limited liability company (“Opco”), GREEN PLAINS TRUCKING LLC, a Delaware limited liability company (“Green Plains Trucking”), and GREEN PLAINS OBION LLC, a Tennessee limited liability company (“Obion LLC”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the General Partner and Green Plains have caused the formation of the Partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the “Delaware Partnership Act”) for the purpose of providing ethanol and fuel storage, transportation and terminal services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses, as well as engaging in any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Delaware Partnership Act;

WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, each of the following actions has been taken on or prior to the date hereof:

1.	Green Plains formed the General Partner under the Delaware Limited Liability Company Act (as amended from time to time, the “Delaware LLC Act”) and contributed $1,000 to the General Partner in exchange for all of the limited liability company interests in the General Partner.

2.	Green Plains, as the initial limited partner, and the General Partner, as the general partner, formed the Partnership under the Delaware Partnership Act and Green Plains contributed to the Partnership $980 and the General Partner contributed to the Partnership $20 in exchange for a 98% limited partner interest (the “Initial LP Interest”) and a 2% general partner interest, respectively, in the Partnership;

3.	Green Plains formed Green Plains Trucking II LLC, a Delaware limited liability company (“Green Plains Trucking II”), under the Delaware LLC Act and contributed $1,000 to Green Plains Trucking II in exchange for all of the limited liability company interests in Green Plains Trucking II;

4.	BlendStar LLC, a Texas limited liability company (“BlendStar”), distributed all of its interest in Green Plains Trucking to Green Plains;

5.	Green Plains conveyed to Green Plains Trucking as a capital contribution all of the limited liability company interests of Green Plains Trucking II, and Green Plains Trucking conveyed its truck transportation assets to Green Plains Trucking II as a capital contribution;

6.	Green Plains formed Green Plains Ethanol Storage LLC (“Storage”), a Delaware limited liability company;

7.	Each of Green Plains Atkinson LLC, a Delaware limited liability company (“Atkinson LLC”), Green Plains Bluffton LLC, an Indiana limited liability company (“Bluffton LLC”), Green Plains Central City LLC, a Delaware limited liability company (“Central City LLC”), Green Plains Fairmont LLC, a Delaware limited liability company (“Fairmont LLC”), Green Plains Holdings II LLC, a Delaware limited liability company (“Holdings II LLC”), Obion LLC, Green Plains Ord LLC, a Delaware limited liability company (“Ord LLC”), Green Plains Otter Tail LLC, a Delaware limited liability company (“Otter Tail LLC”), Green Plains Processing LLC, a Delaware limited liability company (“Processing LLC”), Green Plains Shenandoah LLC, a Delaware limited liability company (“Shenandoah LLC”), Green Plains Superior LLC, an Iowa limited liability company (“Superior LLC”), and Green Plains Wood River LLC, a Delaware limited liability company (“Wood River LLC”) conveyed to Storage its interests in the respective ethanol storage facilities and related real property owned by such entity (collectively, the “Ethanol Storage Assets”), in exchange for limited liability company interests in Storage (the “Storage Interests”); the Storage Interests attributable to the fair market value of the assets contributed to Storage by Obion LLC were issued to Obion LLC and the remaining Storage Interests were issued to Green Plains;

8.	Green Plains formed Green Plains Logistics LLC, a Delaware limited liability company (“Logistics”), and contributed directly (or from its subsidiaries owning such assets) to Logistics certain transportation assets, including a leased railcar fleet consisting of approximately 2,200 leased railcars, lease agreements with third parties related to the leased railcars and the Master Transportation Contract with Norfolk Southern Corporation;

9.	Green Plains formed Opco under the Delaware LLC Act and contributed $1,000 in exchange for all of the limited liability company interests in Opco;

10.	Green Plains conveyed to Opco, as a capital contribution, each of the following:

a.	its portion of the Storage Interests;

b.	all of its limited liability company interests in Green Plains Capital Company LLC, which owns 5% of the limited liability company interests in Birmingham BioEnergy Partners, LLC (“Birmingham”);

c.	all of its limited liability company interests in BlendStar, which owns eight fuel terminal facilities and 95% of the limited liability company interests in Birmingham;

d.	certain third-party contracts related to fuel terminal facilities; and

e.	all of the limited liability company interests in Logistics.

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, Opco will enter into a $100 million unsecured revolving credit facility with Bank of America, N.A., as the administrative agent, and several other commercial lending institutions in certain other roles and as lenders and letter of credit issuing banks;

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the matters provided for in Article II will occur in accordance with its respective terms;

WHEREAS, if the Over-Allotment Option (as defined herein) is exercised, each of the matters provided for in Article III will occur in accordance with its respective terms; and

WHEREAS, the stockholders, boards of directors, members or partners of the Parties have taken or caused to be taken all corporate, limited liability company and partnership action, as the case may be, required to approve the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” has the meaning assigned to it in the Partnership Agreement.

“Closing Date” means the date on which the closing of the Initial Public Offering occurs.

“Common Unit” has the meaning assigned to it in the Partnership Agreement.

“Deferred Issuance” has the meaning assigned to it in the Partnership Agreement.

“Effective Time” means immediately prior to the closing of the Initial Public Offering.

“General Partner Interest” has the meaning assigned to it in the Partnership Agreement.

“Green Plains Entities” means Green Plains and each of its Affiliates (other than the Partnership Group).

“Incentive Distribution Right” has the meaning assigned to it in the Partnership Agreement.

“Initial Public Offering” means the purchase and sale of Common Units to the Underwriters pursuant to the Underwriting Agreement.

“Offering” means the initial public offering of the Partnership’s Common Units pursuant to the Registration Statement.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the Closing Date, by and among Green Plains, the Partnership, the General Partner and Opco.

“Option Period” means the period from the Closing Date to the date that is thirty days after the Closing Date.

“Original Partnership Agreement” means that certain Agreement of Limited Partnership of the Partnership, dated as of March 2, 2015.

“Over-Allotment Option” has the meaning assigned to it in the Partnership Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date.

“Partnership Group” has the meaning assigned to it in the Partnership Agreement.

“Registration Statement” means the Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission (Registration No. 333-204279), as amended.

“Subordinated Unit” has the meaning assigned to it in the Partnership Agreement.

“Underwriters” means the members of the underwriting syndicate listed in the Underwriting Agreement.

“Underwriting Agreement” means the firm commitment underwriting agreement entered into by and among the Partnership, the underwriters named in the Registration Statement with respect to the Offering and the other parties thereto.

ARTICLE II

CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS

Each of the following transactions set forth in Sections 2.1 through 2.4 shall be completed as of the Effective Time in the order set forth herein:

2.1 Execution of the Partnership Agreement. The General Partner, as the general partner, and Green Plains, as the organizational limited partner, shall amend and restate the Original Partnership Agreement by executing the Partnership Agreement in substantially the form included in Appendix A to the Registration Statement, with such changes as the General Partner and Green Plains may agree.

2.2 Contribution of the Opco Interest to the General Partner. Green Plains hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the General Partner a portion of its limited liability company interests in Opco with a value equal to 2% of the equity value of the Partnership immediately after giving effect to the Offering (the “Opco Interest”), and the General Partner hereby accepts such Opco Interest as a capital contribution from Green

Plains. Notwithstanding any provision of the limited liability company agreement of Opco (the “Opco LLC Agreement”) to the contrary, the General Partner is hereby admitted to Opco as a member of Opco holding the Opco Interest and hereby agrees that it is bound by the Opco LLC Agreement. Green Plains hereby continues as a member of Opco with respect to the portion of its limited liability company interests in Opco not transferred to the General Partner.

2.3 Contribution of the Opco Interest to the Partnership. The General Partner hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership the Opco Interest, and the Partnership hereby accepts such Opco Interest in exchange for (a) a continuation of the General Partner’s 2% general partner interest in the Partnership and (b) the issuance to the General Partner of all of the Incentive Distribution Rights, and the Partnership hereby accepts such Opco Interest. Notwithstanding any provision of the Opco LLC Agreement to the contrary, the Partnership is hereby admitted to Opco as a member of Opco and hereby agrees that it is bound by the Opco LLC Agreement. Immediately following such contribution of the Opco Interest, Green Plains shall and does hereby continue as a member of Opco, and the General Partner shall and does hereby cease to be a member of Opco and shall thereupon cease to have or exercise any right or power as a member of Opco, and Opco is hereby continued without dissolution.

2.4 Contribution of Additional Interests to the Partnership.

(a) Green Plains hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership its remaining portion of its limited liability company interests in Opco with a value equal to 98% of the equity value of the Partnership immediately after giving effect to the Offering (the “Opco Remaining Interest”), and the Partnership hereby accepts such Opco Remaining Interest as a contribution from Green Plains in exchange for (i) 3,629,982 Common Units representing a 11.2% limited partner interest in the Partnership, and (ii) 13,139,822 Subordinated Units representing a 40.5% limited partner interest in the Partnership. Notwithstanding any provision of the Opco LLC Agreement to the contrary, the Partnership continues as a member of Opco holding the Opco Interest and the Opco Remaining Interest. Immediately following such contribution of the Opco Remaining Interest, Green Plains shall and does hereby cease to be a member of Opco and shall thereupon cease to have or exercise any right or power as a member of Opco, and Opco is hereby continued without dissolution. The Parties acknowledge and agree that, pursuant to and subject to the terms and conditions of the Omnibus Agreement, and in consideration of the Partnership’s issuance of Common Units and Subordinated Units to Green Plains under this Section 2.4(a), Green Plains has granted to the Partnership Group a nontransferable, nonexclusive, royalty-free right and license to use the name “Green Plains” (the “Name”) and any other trademarks owned by Green Plains that contain the Name or the name “Green Plains Partners”;

(b) Obion LLC hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership its portion of the Storage Interests, and the Partnership hereby accepts such Storage Interests as a contribution from Obion LLC in exchange for (i) 649,705 Common Units representing a 2.0% limited partner interest in the Partnership, and (ii) 2,351,806 Subordinated Units representing a 7.3% limited partner interest in the Partnership. Notwithstanding any provision of the limited liability company agreement of Storage (the “Storage LLC Agreement”) to the contrary, the Partnership is hereby admitted to Storage as a member of Storage and hereby agrees that it is bound by the Storage LLC Agreement. Immediately following such contribution of Storage Interests Obion LLC shall and does hereby cease to be a member of Storage and shall thereupon cease to have or exercise any right or power as a member of Storage, and Storage is hereby continued without dissolution. Opco hereby continues as a member of Storage with respect to its portion of the Storage Interests not transferred to the Partnership;

(c) Green Plains Trucking hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership all of the limited liability company interests in Green Plains Trucking II (the “Trucking II Interest”), and the Partnership hereby accepts such Trucking II Interest as a contribution from Green Plains Trucking in exchange for (i) 109,955 Common Units representing a 0.3% limited partner interest in the Partnership, and (ii) 398,014 Subordinated Units representing a 1.2% limited partner interest in the Partnership. Notwithstanding any provision of the limited liability company agreement of Green Plains Trucking II (the “Trucking II LLC Agreement”) to the contrary, the Partnership is hereby admitted to Green Plains Trucking II as a member of Green Plains Trucking II holding the Trucking II Interest and hereby agrees that it is bound by the Trucking II LLC Agreement. Immediately following such contribution of the Trucking II Interest, Green Plains Trucking shall and does hereby cease to be a member of Green Plains Trucking II and shall thereupon cease to have or exercise any right or power as a member of Green Plains Trucking II, and Green Plains Trucking II is hereby continued without dissolution;

Each of the following transactions set forth in Sections 2.5 through 2.8 shall be completed as of the Closing Time, and in any event only after completion of the transactions set forth in Sections 2.1 through 2.4, in the order set forth herein:

2.5 Public Cash Contribution. The Parties acknowledge that, in connection with the Offering, public investors, through the Underwriters, shall make a capital contribution to the Partnership of $150 million in cash in exchange for 10,000,000 Common Units (the “Firm Units”) representing a 30.8% limited partner interest in the Partnership (such percentage assuming the Underwriters do not exercise the Over-Allotment Option), and new limited partners are being admitted to the Partnership in connection therewith.

2.6 Payment of Transaction Expenses and Contribution of Proceeds by the Partnership. The Parties acknowledge (a) the payment by the Partnership, in connection with the closing of the Offering, of estimated transaction expenses of approximately $3.1 million, excluding underwriting discounts of $9,187,500 in the aggregate but including a structuring fee of 0.500% of the gross proceeds of the Offering payable to certain of the Underwriters (the “Structuring Fee”), (b) the distribution by the Partnership to Green Plains of $134.3 million, $6,602,107 of which is reimbursement for certain capital expenditures made by Green Plains during the two-year period prior to the contribution of the Opco Remaining Interest to the Partnership and, if applicable, when available, the net proceeds from the exercise of the Underwriters’ Over-Allotment Option, and (c) the retention by the Partnership of $1.6 million for general partnership purposes.

2.7 Contribution of Interests to Opco.

(a) The Partnership hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to Opco the Storage Interests held by the Partnership, and Opco hereby accepts such Storage Interest as a contribution from the Partnership. Immediately following such contribution of the Partnership’s Storage Interests, Opco shall and does hereby continue as the sole member of Storage, and the Partnership shall and does hereby cease to be a member of Storage and shall thereupon cease to have or exercise any right or power as a member of Storage, and Storage is hereby continued without dissolution; and

(b) The Partnership hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to Opco the Trucking II Interest, and Opco hereby accepts such Trucking II Interest as a contribution from the Partnership. Notwithstanding any provision of the Trucking II LLC Agreement to the contrary, Opco is hereby admitted to Green Plains Trucking II as a member of Green Plains Trucking II holding the Trucking II Interest and hereby agrees that it is bound by the Trucking II LLC Agreement. Immediately following such contribution of the Trucking II Interest, Opco shall and does hereby continue as the sole member of Green Plains Trucking II, and the Partnership shall and does hereby cease to be a member of Green Plains Trucking II and shall thereupon cease to have or exercise any right or power as a member of Green Plains Trucking II, and Green Plains Trucking II is hereby continued without dissolution.

2.8 Redemption of the Initial LP Interest from the Partnership and Return of Initial Capital Contribution. The Partnership hereby redeems the Initial LP Interest held by Green Plains and hereby refunds and distributes to Green Plains the initial contribution, in the amount of $980, made by Green Plains in connection with the formation of the Partnership, along with any interest or other profit that resulted from the investment or other use of such initial contribution.

ARTICLE III

EXERCISE OF OVER-ALLOTMENT OPTION

If the Over-Allotment Option is exercised in whole or in part, the Underwriters will contribute additional cash to the Partnership in exchange for up to an additional 1,500,000 Common Units representing an aggregate 4.7% limited partner interest in the Partnership (the “Option Units”) at the Offering price per Common Unit set forth in the Registration Statement, net of underwriting discounts and the Structuring Fee. Upon any exercise of the Over-Allotment Option, the Partnership will distribute to Green Plains its portion of any net cash proceeds from the sale of such Option Units. Upon the expiration of the Option Period, any Option Units not purchased by the Underwriters pursuant to the Underwriting Agreement will be issued as a Deferred Issuance to Green Plains as part of the contribution transactions described in Section 2.4(a).

ARTICLE IV

FURTHER ASSURANCES

From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, the Parties acknowledge that the Parties have used their good faith efforts to identify all of the assets being contributed to the Partnership Group as required in connection with this Agreement. However, due to the age of some of the assets and the difficulties in locating appropriate data with respect to some of the assets, it is possible that assets intended to be contributed ultimately to the Partnership Group were not identified and therefore are not included in the assets contributed to the Partnership Group as of the Effective Time. It is the express intent of the Parties that the Partnership Group own all assets necessary to operate the assets that are identified in this Agreement and in the Registration Statement. To the extent that any assets were not identified but are necessary to the operation of the assets that are so identified in this Agreement and in the Registration Statement, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to the Partnership Group pursuant to this Agreement. If any such assets are identified at a later date, the Parties shall take all appropriate action required in order to convey such assets to the Partnership or any applicable member of the Partnership Group. Further, to the extent that any assets that are conveyed to the Partnership Group hereunder are later identified by the Parties as assets that the Parties did not intend to convey to the Partnership Group as reflected in the Registration Statement, the Parties shall take all appropriate action required to convey such assets to the appropriate Green Plains Entity.

Without limiting any liabilities of the Green Plains Entities or other remedies of the Partnership Group applicable under this Agreement or any other agreements, if and to the extent that the valid, complete and perfected transfer or assignment of any assets by any Green Plains Entity to any member of the Partnership Group or the acquisition of any assets from any Green Plains Entity by any member of the Partnership Group would be a violation of applicable law or require any additional consents, approvals or notifications in connection with the transfer of such assets by any Green Plains Entity to any member of the Partnership Group that have not been obtained or made by the Effective Time, then, unless the Parties shall otherwise mutually determine, the transfer or assignment of such assets to such member of the Partnership Group or the assumption of such assets by such member of the Partnership Group, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such consents, approvals and notifications have been obtained or made. Notwithstanding the foregoing, in such event the Green Plains Entities shall (a) hold such assets in trust for the benefit of the Partnership Group, (b) not transfer or assign such assets, in whole or in part, other than with the prior consent of the Partnership, and (c) use their respective reasonable best efforts to assure that each member of the Partnership Group receives all of the benefits of the assets attempted to have been transferred to such member until such time as the attempted transfer is complete, and each member of the Partnership Group shall bear all costs associated with such assets (except costs associated with the attempted transfer or perfecting such transfer, and subject to offset of any benefits of the assets not received by the Partnership Group against associated costs incurred by the Company Group) as if the transfer had been valid and complete.

ARTICLE V

ORDER OF COMPLETION AND EFFECTIVENESS OF TRANSACTIONS; LIMITATIONS

5.1 Order of Completion of Transactions. The transactions provided for in Article II shall be completed in the order and at the times set forth in Article II. Following the completion of the transactions set forth in Article II, the transactions provided for in Article III, if they occur, shall be completed.

5.2 Effectiveness of Transactions. Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article II or Article III shall be operative or have any effect until at least the Effective Time, at which respective time all such applicable provisions shall be effective and operative in accordance with Section 5.1 without further action by any Party.

5.3 Limitations. Distributions and redemption payments made or to be made hereunder shall be subject to the Delaware Partnership Act and the Delaware LLC Act, as applicable, notwithstanding any other provision of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Costs. Except for the transaction expenses set forth in Section 2.6, Opco shall pay all expenses, fees and costs, including, but not limited to, all sales, use and similar taxes arising out of the contributions, distributions, conveyances and deliveries to be made under Article II and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith. In addition, Opco shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery pursuant to Article VI (to the extent related to any of the contributions, distributions, conveyances and deliveries to be made under Article II).

6.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or other words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

6.4 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

6.5 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

6.6 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

6.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

6.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the conflicts committee of the General Partner’s board of directors.

6.9 Integration. This Agreement and the instruments referenced herein and in the exhibits attached hereto supersede all previous understandings or agreements among the parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or from part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

6.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the date first above written.

GREEN PLAINS PARTNERS LP

By:	Green Plains Holdings LLC, its general partner

By:	/s/ Todd A. Becker
Name:	Todd A. Becker
Title:	President and Chief Executive Officer

GREEN PLAINS HOLDINGS LLC

By:	Green Plains Inc., its sole member

By:	/s/ Todd A. Becker
Name:	Todd A. Becker
Title:	President and Chief Executive Officer

GREEN PLAINS INC.

By:	/s/ Todd A. Becker
Name:	Todd A. Becker
Title:	President and Chief Executive Officer

GREEN PLAINS OPERATING COMPANY LLC

By:	/s/ Todd A. Becker
Name:	Todd A. Becker
Title:	President and Chief Executive Officer

GREEN PLAINS TRUCKING LLC

By:	/s/ Todd A. Becker
Name:	Todd A. Becker
Title:	President and Chief Executive Officer

GREEN PLAINS OBION LLC

By:	/s/ Todd A. Becker
Name:	Todd A. Becker
Title:	President and Chief Executive Officer